EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE



               CORECOMM COMPLETES ACQUISITION OF MEGSINET INC. AND
                        COMPLETES PURCHASE OF USN ASSETS


New York, New York (May 26, 1999) - CoreComm Limited (NASDAQ:COMMF) has completed its previously announced acquisition of MegsINet Inc., a fast-growing national Internet network and regional telecommunications provider. Separately, CoreComm also completed its previously announced acquisition of certain assets of USN Communications, Inc.

These acquisitions mark the formation of CoreComm's "Smart Local Exchange Carrier" (Smart LEC) strategy. CoreComm's network strategy combines some of the latest communications technologies together with a unique implementation plan to produce an extremely low cost, highly efficient delivery system for bundled Internet access and local and long distance telephony.

MegsINet has constructed an integrated IP network consisting of approximately 70 major-city nodes linked via a high capacity ATM network. MegsINet has also launched the implementation of switched-based telephony access incorporating IP telephony and DSL technologies along with its implementation partners Nortel, Cisco and Ascend. CoreComm acquired substantially all of USN's local exchange telecommunications resale business, which operates principally in Illinois, Ohio, Michigan, Massachusetts and New York, but did not acquire USN's wireless related assets.

CoreComm purchased 100% of MegsINet's stock for a total consideration of approximately $16.8 million in cash plus approximately 1.5 million shares of CoreComm common stock. CoreComm purchased USN's assets for a combination of: a cash payment of approximately $26 million and warrants to purchase 250,000 shares of CoreComm common stock at a price of $30 and 100,000 shares at a price of $50. In July 2000, a further payment may be due based on revenues from the acquired assets during the six month period ending March 31, 2000.

                                   * * * * * *

For further information contact: Michael A. Peterson, Director - Corporate Development, or Kathy Makrakis, Director - Investor Relations